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April 9, 1996



Unisys Corporation
Township Line and Union Meeting Roads
P.O. Box 500
Blue Bell, PA  19424

Re: Registration Statement on Form S-4 with respect to 12% Senior Notes due 2003, Series B
     -------------------------------------------------------------

Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the "Company"), and have represented the Company, with assistance from attorneys under my supervision in the Company's Office of the General Counsel (the "Unisys Attorneys"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $425,000,000 aggregate principal amount of the Company's 12% Senior Notes due 2003, Series B (the "Notes"). The Notes are to be issued in exchange for a like principal amount of the Company's outstanding 12% Senior Notes due 2003, Series A (the "Old Notes"), pursuant to the exchange offer described in the Registration Statement.

In connection with this opinion, I or the Unisys Attorneys have reviewed (a) the Registration Statement, (b) the Indenture (the "Indenture") pursuant to which the Notes are to be issued, (c) the Company's Certificate of Incorporation and
(d) the Company's By-laws. In addition, I or the Unisys Attorneys have examined such corporate records of the Company, such certificates of public officials, officers and representatives of the Company and such other certificates and instruments and have made such investigations of law as I or they have deemed appropriate for purposes of giving the opinions hereinafter expressed.

Based upon the foregoing and subject to the limitations set forth below, I am of the opinion that:

When (a) the Notes have been executed and authenticated in accordance with the terms of the Indenture and (b) the Notes have been issued and delivered in
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Unisys Corporation
April 9, 1996
Page 2


exchange for the Old Notes as described in the Registration Statement, the Notes will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

I am admitted to practice in the State of New York. This opinion is limited to the laws of that State, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,



Harold S. Barron

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